NYSE: MMP

Date:	July 9, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Prices Debt Offering

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has priced a $250 million public offering of its 10-year senior notes at 6.4%. The net proceeds from this offering of approximately $248 million, after payment of underwriting discounts and estimated offering expenses, will be used to repay all of the borrowings outstanding under its revolving credit facility and for general partnership purposes, including capital expenditures.

Wachovia Capital Markets, LLC and Banc of America Securities LLC are acting as joint book-running managers for the debt offering, which is expected to close on July 14, 2008. In addition, SunTrust Robinson Humphrey, Inc. is acting as lead managing underwriter and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Lazard Capital Markets LLC and UBS Securities LLC are acting as co-managing underwriters.

When available, a copy of the final prospectus supplement and related base prospectus associated with the senior notes offering may be obtained from Wachovia Customer Information Center at 1525 West W.T. Harris Blvd., NC0675, Attn: Syndicate Operations, Charlotte, North Carolina 28262, by phone at (800) 326-5897 or by email to prospectus.specialrequests@wachovia.com; from Banc of America Securities LLC at 100 West 33rd Street, 3rd floor, Attn: Prospectus Department, New York, New York 10001, by phone at (800) 294-1322 or by email to dg.prospectus_distribution@bofasecurities.com; or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.